Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 3, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Storage USA, Inc. (the "Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 3, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

We also consent to the reference to us made under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers


Baltimore, Maryland
July 20, 1999